Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Hyde Park Acquisition Corp. II (a company in the development stage) (the “Company”) on Form S-1 of our report dated May 6, 2011, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Hyde Park Acquisition Corp. II (a company in the development stage) as of April 28, 2011 and for the period from February 24, 2011 (inception) through April 28, 2011, which appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

New York, NY
May 6, 2011